Exhibit (d)(226)
AMENDMENT TO
JANUS INVESTMENT FUND
INVESTMENT ADVISORY AGREEMENT
JANUS GROWTH ALLOCATION FUND
     THIS AMENDMENT is made this 15th day of February, 2013, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Growth Allocation Fund (the “Fund”), dated December 30, 2005, as amended June 14, 2006 and August 2, 2010 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of any party to the Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and
     WHEREAS, the name of Janus Growth Allocation Fund has been changed to Janus Global Allocation Fund — Growth.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to Janus Growth Allocation Fund are deleted and replaced with Janus Global Allocation Fund — Growth.
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Heidi W. Hardin Heidi W. Hardin
Senior Vice President and General Counsel

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton

Stephanie Grauerholz-Lofton Vice President, Chief Legal Counsel and Secretary